Obtaining Control of Credit Suisse Japan Equity Class A

 As of April 30, 2007, Merrill Lynch Pierce Fenner & Smith Inc ("Shareholder") owned less than 25% of the outstanding shares of the Fund. As of October 31, 2007, Shareholder owned 11,465.115 shares of the Fund, which represented 27.67% of the outstanding shares of the Fund. Accordingly, Shareholder may be presumed to be a controlling person of the Fund. The Fund does not believe this entity is the beneficial owner of the shares held of record by this entity.

As of April 30, 2007, NFS LLC FEBO Letitia Y Antosz & Phyllis Antosz ("Shareholder") owned less than 25% of the outstanding shares of the Fund. As of October 31, 2007, Shareholder owned 18,686.173 shares of the Fund, which represented 45.09% of the outstanding shares of the Fund. Accordingly, Shareholder may be presumed to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Japan Equity Class A

As of April 30, 2007, NFS LLC FEBO Windmill Partners LP ("Shareholder") owned 29,913.652 shares of the Fund, which represented 36.24% of the Fund. As of October 31, 2007, the Shareholder owned 0 shares, which represented 0% of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.